EXHIBIT 10.13.2

GREIF, INC.

AMENDMENT NO. 2

TO THE

2001 MANAGEMENT EQUITY INCENTIVE AND COMPENSATION PLAN

The 2001 Management Equity Incentive and Compensation Plan (the “Plan”) is hereby amended pursuant to the following provisions:

1. Definitions: For the purposes of the Plan and this amendment, all capitalized terms used in this amendment which are not otherwise defined herein shall have the respective meanings given such terms in the Plan.

2. Amendments:

(a) Section 6 of the Plan is hereby amended by adding the following subsections (l.) and (m.) after subsection (k.):

“(l.) No Stock Option Repricing Without Shareholder Approval. The exercise price per Share of any Stock Option granted under the Plan shall not be changed or modified after the time such Stock Option is granted unless such change or modification is made with the prior approval of the holders of a majority of the shares of Class B Common Stock of the Company.

(m.) No Stock Option Repurchases Without Shareholder Approval. The Committee shall not purchase Stock Options previously issued pursuant to the Plan from Participants for a share price greater than the current fair market value per share unless such purchase is made with the prior approval of the holders of a majority of the shares of Class B Common Stock of the Company.”

(b) Section 25 of the Plan is hereby amended in its entirety to read as follows:

“Section 25. Term of Plan.

No Award shall be granted pursuant to the Plan on or after the twentieth anniversary of the Effective Date, but Awards granted prior to such twentieth anniversary may extend beyond that date.”

3. Effective Date; Construction: The effective date of this amendment is March 3, 2015 and this amendment shall be deemed to be part of the Plan as of such date. In the event of any inconsistencies between the provisions of the Plan and this amendment, the provisions of this amendment shall control. Except as modified by this amendment, the Plan shall continue in full force and effect without change.